Exhibit 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT FOR JOSEPH W. KILEY III

THIS AMENDMENT No. 1 (the “Amendment”) is adopted effective as of May 12, 2023 by and between First Financial Northwest Bank, a Washington state chartered commercial bank formerly known as First Savings Bank Northwest (the “Bank”), and Joseph W. Kiley III (“the “Employee”).
WHEREAS, the Bank and the Employee previously entered into an Employment Agreement on August 14, 2012 which was amended and restated as of December 2, 2013 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by a written agreement signed by the Bank and the Employee; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the Bank and the Employee hereby amend the Agreement as follows:
1. The definition of “Change in Control” in Section 1 of the Agreement is hereby amended to read in its entirety as follows:
“Change in Control” means (1) an offeror other than the Company (as defined below) purchases 30% or more of the outstanding shares of stock of the Company or the Bank pursuant to a tender or exchange offer for such shares; (2) any person (as the term is used in Sections 13(d) and 14(d) of the Securities  Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 30% or more of the combined voting power of the Company’s or the Bank’s outstanding securities; (3) the date a majority of the members of the board of directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or (4) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity; provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company and provided further each of the above events shall be deemed to be a “Change in Control” only if it also constitutes either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.”

2. The definition of “Involuntary Termination” in Section 1 of the Agreement is hereby amended to add the following language at the end of such definition:
“Notwithstanding the foregoing, prior to any termination of employment for good reason, the Employee must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Employee.  If the Bank remedies the condition within such thirty (30) day cure period, then no good reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Employee may deliver a notice of termination for good reason at any time within sixty (60) days following the expiration of such cure period.”

3. The definition of “Separation from Service” in Section 1 of the Agreement is hereby amended to read in its entirety as follows:
“Separation from Service” means a termination of the Employee’s employment with the Bank (and all corporations, entities or organizations with whom the Bank would be considered a single employer pursuant to subsections (b) and (c) of Section 414 of the Code), in each case as determined in accordance with Section 409A of the Code and Treasury Regulation §1.409A-1(h).  In determining whether a Separation from Service has occurred, the Bank shall take into account all of the facts and circumstances, special rules and presumptions set forth in the above regulation, including whether the Bank and the Employee reasonably anticipate that either no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period.”
4. The last sentence of Section 7(a) of the Agreement is hereby amended to read in its entirety as follows, with the additional language after the first sentence set forth below to immediately follow such sentence:
“No payment shall be made under clause (i) of this Paragraph 7(a), and no insurance benefits shall be provided under clause (ii) of this Paragraph 7(a) after the 60th day following the Date of Termination, unless in each case the Employee timely executes a release substantially in the form attached as Exhibit A hereto so that the revocation period for the release expires before the 60th day following the Date of Termination.  If the Employee does not revoke his executed release, then the Bank shall (y) pay in the first payroll period following the expiration of the revocation period (subject to Section 7(m) below) the amount of the Employee’s Salary that has accrued since the Date of Termination, with the remaining Salary during the One-Year Period to be paid in accordance with the Bank’s regular payroll schedule, and (z) continue to provide the insurance benefits under clause (ii) of this Paragraph 7(a) for the remainder of the One-Year Period.”
5. Clause (i) of Section 7(d) of the Agreement is hereby amended to delete the phrase “within 25 business days after the Date of Termination”.
6. The last sentence of Section 7(d) of the Agreement is hereby amended to read in its entirety as follows, with the additional language after the first sentence set forth below to immediately follow such sentence:
“No payment shall be made under clause (i) of this Paragraph 7(d), and no insurance benefits shall be provided under clause (ii) of this Paragraph 7(d) after the 60th day following the Date of Termination, unless in each case the Employee timely executes a release substantially in the form attached as Exhibit A hereto so that the revocation period for the release expires before the 60th day following the Date of Termination.  If the Employee does not revoke his executed release, then the Bank shall (y) pay in the first payroll period following the expiration of the revocation period (subject to Section 7(m) below) the lump sum payment set forth in clause (i) of this Paragraph 7(d), and (z) continue to provide the insurance benefits under clause (ii) of this Paragraph 7(d) for the remainder of the 24-month period.”
7. Section 7(k) of the Agreement is hereby amended to delete the last sentence of such section and to add a new sentence at the end of such section to read in its entirety as follows:
“If the payments and benefits under this Section 7 are required to be reduced, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits.”
8. Section 7 of the Agreement is hereby amended to add a new subsection (m) at the end of such section to read in its entirety as follows:
“(m) Year-End Straddle Rule.  Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under subsections (a) and (d) of this Section 7 commences in one calendar year and ends in the succeeding calendar year or (ii) the time period that the Employee has to consider the terms of the general release required by subsections (a) and (d)  of this Section 7 (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.”

9. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.
10. All other provisions of the Agreement shall continue in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Employee and by a duly authorized representative of the Bank.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Roger H. Molvar
Name:	Roger H. Molvar
Title:	Chair, Compensation and Awards Committee

EMPLOYEE

By:	/s/Joseph W. Kiley III
Name:	Joseph W. Kiley III